Exhibit (a)(43)

IVY FUND

Amendment to the Amended and Restated Agreement
and Declaration of Trust of Ivy Fund

        We, the undersigned, being at least a majority of the Trustees of Ivy Fund (the "Trust"), a voluntary association created under and Agreement and Declaration of Trust dated December 21, 1983, as amended and restated December 10, 1992, a copy of which document is on file in the office of the Secretary of the Commonwealth of Massachusetts, do hereby amend said Amended and Restated Agreement and Declaration of Trust as follows:

        Article I, Section 1 of said Amended and Restated Agreement and Declaration of Trust is hereby amended to read in its entirety as follows:

Name
        Section 1. This Trust shall be known as "Ivy Funds," and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine.

        WITNESS our hands this 23rd day of July, 2003.

/s/Jarold W. Boettcher	/s/Eleanor B. Schwartz
Jarold W. Boettcher, as Trustee	Eleanor B. Schwartz, as Trustee

/s/James D. Gressett	/s/Michael G. Smith
James D. Gressett, as Trustee	Michael G. Smith, as Trustee

/s/Joseph Harroz, Jr.	/s/Edward M. Tighe
Joseph Harroz, Jr., as Trustee	Edward M. Tighe, as Trustee

/s/Henry J. Herrmann	/s/Keith A. Tucker
Henry J. Herrmann, as Trustee	Keith A. Tucker, as Trustee

/s/Glendon E. Johnson, Jr.
Glendon E. Johnson, Jr., as Trustee